Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended June 30, 2017	Adjustments	As adjusted Quarter Ended June 30, 2017	As reported Quarter Ended March 31, 2017	Adjustments	As adjusted Quarter Ended March 31, 2017	As reported Quarter Ended June 30, 2016	Adjustments	As adjusted Quarter Ended June 30, 2016

Net sales	$694.1		$694.1	$610.9		$610.9	$582.4		$582.4
Operating costs and expenses:
Cost of sales	485.7		485.7	455.0		455.0	443.1		443.1
Depreciation and amortization	29.6		29.6	30.6		30.6	28.5		28.5
Selling and administrative	47.0		47.0	48.6		48.6	46.5		46.5
(Gain) Loss on sale or impairment of long-lived assets, net	(3.1)	3.1	—	0.6	(0.6)	—	0.7	(0.7)	—
Other operating credits and charges, net	2.0	(2.0)	—	3.4	(3.4)	—	11.4	(11.4)	—
Total operating costs and expenses	561.2		562.3	538.2		534.2	530.2		518.1
Income from operations	132.9		131.8	72.7		76.7	52.2		64.3
Non-operating income (expense):
Interest expense, net of capitalized interest	(4.9)		(4.9)	(5.0)		(5.0)	(9.3)	1.5	(7.8)
Investment income	2.3		2.3	2.0		2.0	2.1		2.1
Other non-operating items	(1.5)		(1.5)	(0.3)		(0.3)	1.4		1.4
Total non-operating income (expense)	(4.1)		(4.1)	(3.3)		(3.3)	(5.8)		(4.3)
Income before taxes and equity in income of unconsolidated affiliates	128.8		127.7	69.4		73.4	46.4		60.0
Provision for income taxes	36.0	(36.0)	—	15.5	(15.5)	—	16.2	(16.2)	—
"Normalized" tax rate @ 35%	—	45.3	45.3	—	26.1	26.1	—	21.5	21.5
Equity in income of unconsolidated affiliates	(1.7)		(1.7)	(1.1)		(1.1)	(1.5)		(1.5)
Net income	$94.5		$84.1	$55.0		$48.4	$31.7		$40.0

Net income per share of common stock:
Net income per share - basic	$0.65		$0.58	$0.38		$0.34	$0.22		$0.28
Net income per share - diluted	$0.65		$0.58	$0.38		$0.33	$0.22		$0.28

Average shares of stock outstanding - basic	144.5		144.5	144.2		144.2	143.4		143.4
Average shares of stock outstanding - diluted	146.2		146.2	145.9		145.9	145.2		145.2

	As reported Six Months Ended June 30, 2017	Adjustments	As adjusted Six Months Ended June 30, 2017	As reported Six Months Ended June 30, 2016	Adjustments	As adjusted Six Months Ended June 30, 2016

Net sales	$1,305.0		$1,305.0	$1,087.0		$1,087.0
Operating costs and expenses:
Cost of sales	940.7		940.7	858.6		858.6
Depreciation and amortization	60.2		60.2	56.4		56.4
Selling and administrative	95.6		95.6	88.8		88.8
(Gain) Loss on sale or impairment of long-lived assets, net	(2.5)	2.5	—	0.7	(0.7)	—
Other operating credits and charges, net	5.4	(5.4)	—	11.4	(11.4)	—
Total operating costs and expenses	1,099.4		1,096.5	1,015.9		1,003.8
Income from operations	205.6		208.5	71.1		83.2
Non-operating income (expense):
Interest expense, net of capitalized interest	(9.9)		(9.9)	(17.3)	1.5	(15.8)
Investment income	4.3		4.3	3.9		3.9
Other non-operating items	(1.8)		(1.8)	1.9		1.9
Total non-operating income (expense)	(7.4)		(7.4)	(11.5)		(10.0)
Income before taxes and equity in income of unconsolidated affiliates	198.2		201.1	59.6		73.2
Provision for income taxes	51.5	(51.5)	—	20.6	(20.6)	—
"Normalized" tax rate @ 35%	—	71.4	71.4	—	26.7	26.7
Equity in income of unconsolidated affiliates	(2.8)		(2.8)	(3.0)		(3.0)
Net income	$149.5		$132.5	$42.0		$49.5

Net income per share of common stock:
Net income per share - basic	$1.04		$0.92	$0.29		$0.35
Net income per share - diluted	$1.02		$0.91	$0.29		$0.34

Average shares of stock outstanding - basic	144.3		144.3	143.1		143.1
Average shares of stock outstanding - diluted	146.0		146.0	145.1		145.1